CMA Multi-State Municipal Series Trust
Series Number: 12
File Number: 811-5011
CIK Number: 810598
CMA North Carolina Municipal Money Fund
For the Period Ending: 03/31/2005

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner, & Smith Inc., for the year ended March 31, 2005.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/12/2004	$400	University NC Chapel Hill	0.95%	02/15/2031
06/23/2004	2,900	University NC Chapel Hill	0.99	02/15/2031
07/01/2004	2,280	University NC Chapel Hill	1.04	02/15/2031
07/28/2004	2,700	University NC Chapel Hill	0.99	02/15/2031
09/30/2004	200	University NC Chapel Hill	1.66	02/15/2031
10/14/2004	3,900	University NC Chapel Hill	1.63	02/15/2031
10/19/2004	1,200	University NC Chapel Hill	1.62	02/15/2031
10/25/2004	1,000	University NC Chapel Hill	1.67	02/15/2031
10/28/2004	600	University NC Chapel Hill	1.67	02/15/2031
11/12/2004	5,580	University NC Chapel Hill	1.52	02/15/2031